Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FMC Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387 and 333-172388) on Form S-8 and the registration statements (Nos. 333-184736) on Form S-3 of FMC Corporation of our report dated February 19, 2013, except for Note 17 and Note 19, as to which the date is July 30, 2013, with respect to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which reports appear in Exhibit 99.4 to this Current Report on Form 8-K of FMC Corporation.

/s/ KPMG LLP
Philadelphia, Pennsylvania
July 30, 2013